Exhibit 99.1
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    FIRST ADVANTAGE CORPORATION ANNOUNCES RESIGNATION OF DIVISIONAL EXECUTIVE

ST. PETERSBURG, Fla., July 25, 2003 - First Advantage Corporation (NASDAQ:
FADV), a leading national provider of enterprise and consumer screening solutions, today announced the resignation of Roopal Shah, president of the Motor Vehicle Records Services division and American Driving Records of Rancho Cordova, Calif. Shah will stay with the company until his successor has been appointed.

"Roopal Shah has been key to the success of American Driving Records over the years and his talents and insight will certainly be missed on the executive team," said John Long, First Advantage chief executive officer and president. "With his help and that of the ADR management team, we will recruit a capable successor to seamlessly continue the execution of the divisional business plan."

Shah, who is departing to pursue other business interests, said, "It is with regret that my other endeavors have necessitated my departure from First Advantage. As a supporter of the company, I wish John Long and all the other members of the First Advantage team success."

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) provides best-in-class single-source solutions for enterprise and consumer screening and risk mitigation needs, incorporating state-of-the-art technology, proprietary systems and data resources. Created by the merger of The First American Corporation's (NYSE: FAF) Screening Technologies division with US SEARCH.com, First Advantage is a leading national provider in the screening industry, ranking among the top three companies in nearly all of its business lines. The company offers multiple products and services including employment background screening, drug-free workplace programs, physical exams and other occupational health testing, resident screening services, motor vehicle records and consumer location services. Headquartered in St. Petersburg, Fla., with major offices in Los Angeles, Concord and Sacramento, Calif.; Milwaukee; Bethesda and Rockville, Md.; Denver; and Bangalore, India, the company has nearly 1,000 employees. Further information about the company is available at www.FADV.com.



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